Exhibit 99.1

NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
Fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES YEAR END AND FOURTH QUARTER
FINANCIAL RESULTS AND OPERATIONAL UPDATE
•	Production volumes set record and grow 82% over 2005

•	Proved reserves grow to record levels

•	Drilled 105 Wells in 2006 with a 98% Success Rate

•	Grew Cotton Valley Trend Gross Production Volumes by 125% in the Fourth Quarter 2006 compared to the Fourth Quarter of 2005, with a Year End Exit Rate of approximately 57,500 Mcfe Per Day

•	Increased Acreage in the Cotton Valley Trend by 27% to approximately 163,200 Gross (102,000 Net) Acres at year end

•	Completed Strategic Plan to Focus on the Cotton Valley Trend by Announcing Plans to Divest Assets in South Louisiana Transition Zone
Houston, Texas — March 13, 2007. Goodrich Petroleum Corporation today announced financial and operating results for the year and fourth quarter ended December 31, 2006.
YEAR END RESERVES
Year end proved reserves reached a record 206 Bcfe using the SEC-mandated unescalated pricing on December 31, 2006 of approximately $5.64/Mcfe of natural gas and $57.75/barrel of crude oil, subject to further reductions for quality and basis differentials. At year end 2006, the Company’s reserve life, or R/P ratio, was approximately 13 years. Proved reserves were approximately 90% natural gas, 43% developed and approximately 84% were related to the Company’s acreage in the Cotton Valley trend. All of the Company’s proved reserve estimates were prepared by the independent reserve engineering firm Netherland, Sewell & Associates. Reported year end reserves included revisions due to the relatively low natural gas prices on December 31, 2006 of 45.6 Bcfe. Including reserves that were excluded due to price revisions, proved reserves were approximately 252 Bcfe.

Under SEC pricing, proved reserves grew by approximately 19% versus the year end 2005 proved reserves of 173 Bcfe. Excluding the impact of price related revisions, proved reserves grew by approximately 46% versus proved reserves at year end 2005. Reserve growth was achieved predominantly through organic growth with the drill bit in the Cotton Valley trend. Organic drill bit reserve growth accounted for approximately 90% of reserve additions and the remainder was associated with the acquisition of working interests within the Company’s Beckville field of the Cotton Valley trend.
When including all revisions in the calculation, the Company replaced approximately 210% of its 2006 net production volumes of approximately 15.8 Bcfe. Excluding the impact of revisions due to price, the Company replaced approximately 400% of its 2006 net production volumes.
Year end 2006 all-in finding and development costs (“F&D”), being defined as 2006 drilling, completion and acquisition capital expenditures of $252 million, which excludes capital costs associated with undeveloped leasehold acquisition and facility costs of approximately $17 million, divided by proved reserve additions, of 94.6 Bcfe, which includes reserve revisions based on performance but excludes reserve revisions due to end of the year pricing , were $2.66 per Mcfe.
Regarding the Company’s Cotton Valley drilling activity, approximately $217 million was expended during the year on drilling, completion, and reserve acquisitions in the trend. Excluding reserve revisions due to price related solely to the Cotton Valley properties, reserve additions in this trend totaled 99.0 bcfe, resulting in an all-in finding cost of $2.19 with respect to the trend.
NET INCOME
Net income applicable to common stock for the fourth quarter of 2006 was a loss of $23.9 million ($0.96 per share) which compares to a fourth quarter 2005 amount of $8.4 million ($0.34 per share). Results for the fourth quarter of 2006 included a charge to exploration expense of $7.9 million reflecting the impact of dry hole costs in the Bayou Bouillon field of South Louisiana, as well as $24.8 million of non-cash impairment charges to oil and gas properties at year end 2006. Approximately two-thirds of the impairment expense, or $16.4 million, was related to oil and gas properties located in South Louisiana. The remaining impairment expense was associated with two non-core properties, the Gilmer and Blocker fields, on outlying areas of our Cotton Valley trend. These two properties comprise approximately 6,600 net acres, or 6% of the Company’s current total net acres in the Cotton Valley trend, and represent acreage on which the Company does not currently plan any future development activities. During the fourth quarter, the Company also recorded a $3.5 million gain on derivatives not qualifying for hedge accounting. For the full year 2006, GDP reported a loss applicable to common of $5.9 million ($0.24 per share) versus a loss of $18.2 million for 2005.
CASH FLOW
Earnings before interest, taxes, DD&A, non-cash general and administrative expenses and exploration (“EBITDAX”), was approximately $18.0 million for the fourth quarter, compared to $18.8 million in the prior year period. EBITDAX for the year was $71.3 million, compared to $47.1 million in the prior year period (see accompanying table for a reconciliation of EBITDAX, a non-GAAP measure, to net cash provided by operating activities).
Discretionary cash flow, defined as net cash provided by operating activities before changes in working capital, increased to $14.2 million in the quarter, compared to $8.4 million in the prior year period. Discretionary cash flow increased to $60.2 million for the year, compared to $32.4 million in the prior year period. Net cash provided by operating activities was $65.1 million for the year, compared to $45.6 million for the prior year period (see accompanying table for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash provided by operating activities).
REVENUES
Total revenues for the year increased by 67% to $116.2 million versus $69.4 million for the prior year period. Average net oil and gas prices received for the year were $6.66 per Mcf of gas and $57.12 per barrel of oil, versus $8.62 per Mcf of gas and $29.91 per barrel of oil from the previous period, including the effects of hedging for the derivatives which qualified for hedge accounting.
Total revenues for the quarter increased by 21% to $30.8 million, versus $25.5 million for the prior year period. Revenues for the quarter increased by 5% sequentially over the third quarter of 2006. Average net oil and gas prices received in the quarter were $6.54 per Mcf of gas and $57.42 per barrel of oil. The average prices received in the fourth quarter do not include the realized losses on its oil or gas derivatives, all of which were ineffective during the quarter.
OPERATING INCOME
Operating income, defined as revenues minus operating expenses totaled a loss of $27.1 million for the year versus operating income of $13.2 million for the prior year, primarily due to the previously mentioned expensing of a dry hole and impairment of other properties during the fourth quarter of 2006. Operating income for the quarter was a loss of $34.2 million versus operating income of $9.3 million in the prior year period. After adjusting for the previously mentioned items, adjusted operating income for the fourth quarter would have been $0.5 million, and the full year 2006 adjusted operating income would have been $11.6 million (see accompanying table for a reconciliation of Adjusted Operating Income, a non-GAAP measure, to Operating Income).
OPERATING EXPENSES
Total Operating expenses were $65.1 million during the quarter, including the previously mentioned dry hole and impairment charges. Lease operating expenses (LOE) totaled $7.6 million in the quarter, versus $3.0 million during the fourth quarter of 2005. The increase in LOE was primarily related to higher production levels, increased workover costs, and the impact of higher salt water disposal and compression charges in the Company’s Cotton Valley Trend properties. For the year, LOE totaled $21.9 million in 2006, versus $9.9 million in 2005, with the increase due primarily to the same reasons as those impacting the fourth quarter differences.
General and Administrative expenses (G&A) were $5.0 million during the quarter, versus $2.7 million during the similar quarter in 2005, due primarily to higher stock related compensation expense resulting from the requirements of FAS 123R, which the company adopted at the beginning of 2006. For the year, G&A expenses totaled $17.2 million, versus $8.6 million for the full year 2005, with the increase in the year over year period due primarily to the higher stock related compensation expenses. For the quarter, the Company recorded non-cash general and administrative expenses related to stock based compensation for its officers, employees and directors of $2.1 million, including a one-time expense in the quarter of approximately $1.0 million. For the full year, the Company recorded non-cash G&A expense related to stock based compensation of approximately $6.0 million, or approximately 35% of total G&A for the year, including the one-time expense recorded in the fourth quarter.
CAPITAL EXPENDITURES

The Company drilled 105 gross (79 net) wells in 2006 with a 98% success rate. The Company had in excess of a 99% success rate on its Cotton Valley trend wells, with one well outside of its core acreage unsuccessful.
Capital expenditures for the quarter and year totaled $70.7 million and $269.5 million respectively, compared to $58.1 million and $164.6 million in the prior year’s quarter and year respectively. Approximately 85%, or $60.0 million of the capital expenditures in the quarter and approximately 90%, or $244 million of the capital expenditures for the year were associated with drilling and completion costs. Of the drilling and completion capital expenditures, approximately $48.0 million for the quarter, and $211 million for the year, were associated with wells drilled and completed in the Cotton Valley Trend.
For the year 2007, the Company has preliminarily budgeted total capital expenditures of approximately $275.0 million, of which approximately 89%, or $245.0 million, is expected to be focused on the drilling program in the Cotton Valley trend of East Texas and North Louisiana, where the Company plans to average nine rigs working throughout 2007. The remainder of the $30.0 million budgeted amount is earmarked for lease acquisitions, gathering and facility, and other capital expenditures. The Company expects to finance its 2007 capital expenditures through a combination of cash flow from operations, borrowings under its existing bank credit facility and the proceeds from the pending sale of its South Louisiana properties.
OPERATIONS
PRODUCTION
Net production volumes for the year increased by approximately 82% to 13.0 Bcfe of gas and 474,000 barrels of oil, or 15.8 Bcfe, versus 6.2 Bcf of gas and 408,000 barrels of oil, or 8.7 Bcfe, in 2005.
Net production volumes in the quarter increased by approximately 61% to 4.3 billion cubic feet equivalent (“Bcfe”), or approximately 46,600 Mcfe per day, versus 2.64 Bcfe, or approximately 29,000 Mcfe per day, in the prior year period. Approximately 76%, or 3.3 Bcfe of net production volumes for the quarter came from Cotton Valley Trend wells in East Texas and North Louisiana, a 128% increase over the 1.45 Bcfe of net Cotton Valley Trend volumes for the prior year period. Cotton Valley Trend gross production volumes averaged approximately 54,500 Mcfe per day from an average of 133 gross wells producing for the quarter, or approximately 410 Mcfe per day, per well. The Company’s net Cotton Valley Trend production volumes averaged approximately 33,100 Mcfe per day from an average of 103 net wells producing for the quarter, or approximately 322 Mcfe per day, per well. Due to the rotation out of three of the Company’s older drilling rigs which began in the third quarter and continued in the fourth quarter, the Company had an average 6.4 rigs running in the Cotton Valley Trend for the entire quarter (4.0 net rigs when applying the Company’s working interest), which increased gross Cotton Valley Trend production volumes by 5% sequentially. Net Cotton Valley Trend volumes for the fourth quarter increased by 2.5% sequentially over the third quarter. By early February, the Company had begun utilizing three newly built drilling rigs for which it had previously contracted, and it currently has nine rigs running in the Trend.
Since year end 2006, daily net production volumes have increased over the fourth quarter of 2006 by approximately 10% and the Company currently expects net daily production volumes will average between 49,000 and 52,000 Mcfe per day for the first quarter of 2007, including production from the properties to be sold in South Louisiana. In the Cotton Valley trend, gross production volumes have increased over the fourth quarter of 2006 by approximately 12.5% to an average in the first quarter through March 7, 2006 of approximately 61,500 Mcfe per day and net Cotton Valley trend volumes have increased approximately 15% over the fourth quarter of 2006 to approximately 38,000 Mcfe per day through March 7, 2006.
OPERATIONAL UPDATE
Cotton Valley Trend
Drilling. The Company completed and added to production 19 Cotton Valley trend wells during the quarter, eight of which produced for the entire quarter. Through year end the Company had drilled and logged a total of 156 wells, with a success rate in excess of 99%. The one unsuccessful well drilled was on acreage the Company owns in Harrison County, which resulted from a completion failure. As previously stated, the Company has had 9 drilling rigs under contract since early February. In October 2006, the Company initiated a plan to drill several horizontal wells in the Cotton Valley sand section on its acreage to test the viability and economics of horizontal versus vertical drilling in the Cotton Valley trend. The Company’s initial well, the J.K. Williams No.1-H in the North Minden field, spud in October 2006 and successfully fracture stimulated four of six planned frac stages, or approximately 1,800 feet of the 2,600 feet of lateral drilled, using the Packers Plus open hole design in December 2006. After flow back of the frac fluids in early January 2007, the well produced at an initial rate of 3,300 Mcfe per day. Subsequent to the initial production, the well’s performance declined to a rate of approximately 1,000 Mcfe per day for the first thirty days of production, and is currently producing at that rate. The Company’s second horizontal well, the A. Jones No.1-H well also in the North Minden field, has been drilled to total depth with an effective horizontal lateral of approximately 2,650 feet. A multi-stage frac stimulation is planned for the week of March 12, 2007. A third horizontal well in the Cotton Valley sand section, the C. Graham No.3-H in the Bethany-Longstreet field, is currently drilling and is expected to reach total depth in the horizontal lateral prior to the end of March, 2007.
Acreage. The Company currently has 180,000 gross acres, 110,000 net acres in the Cotton Valley trend in eight counties in Texas and three parishes in Louisiana, which yields over 1,900 possible drilling locations predominantly on 40 acre spacing. The Company intends to test 20 acre spacing on a portion of its acreage to determine if there is potential application to its acreage. The Company continues to seek additional opportunities to expand its inventory in resource plays similar to the Cotton Valley trend.
South Louisiana
The Company has previously announced that it has entered into an agreement with a private company to sell substantially all of its assets in South Louisiana for $100 million, with an effective date of July 1, 2006. The Company is estimating approximately $80 million of net proceeds, after adjustments to closing date, which primarily relate to the net revenues from South Louisiana production after July 1, 2006. The Company has granted the purchaser an extension of the due diligence period and the transaction is now estimated to close before the end of March. The closing date was previously estimated to be February 28, 2007.
Walter G. “Gil” Goodrich, Vice Chairman and CEO, commented on the results as follows, “The year 2006 was a watershed year for Goodrich Petroleum. We drilled and completed a record 105 wells during the year, primarily in the Cotton Valley trend. The aggressive drilling program in the Cotton Valley trend allowed us to grow production volumes by 82% compared to 2005. In addition, we negotiated the sale of substantially all of our interests in South Louisiana, which will allow us to focus entirely on the Cotton Valley trend and will provide meaningful incremental capital to help fund our 2007 capital budget. While year end SEC-mandated prices limited the amount of growth in proved reserves, utilizing the current twelve month average strip price for natural gas of $7.98 and year end oil price of $57.75, our year end proved reserves would have been approximately 262 Bcfe, which is within the range of proved reserves we anticipated at year end. In 2007, we will continue with the aggressive development of our core Cotton Valley acreage, test newly acquired acreage, further test the viability of horizontal drilling and drill several 20-acre spaced vertical wells. We are committed to our strategy of expanding our position and developing our significant asset base in the Trend, as evidenced by both our $275 million budget for 2007 and the sale of our South Louisiana properties.”
OTHER INFORMATION
In this press release, the Company refers to three non-GAAP financial measures, EBITDAX, discretionary cash flow, and adjusted operating earnings. Management believes that each of these measures is a good financial indicator of the Company’s ability to internally generate operating funds. Management also believes that these non-GAAP financial measures of cash flow and operating earnings provide useful information to investors because they are widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Neither discretionary cash flow nor EBITDAX should be considered an alternative to net cash provided by operating activities, as defined by GAAP, nor should Adjusted operating income be considered an alternative to operating income, as defined by GAAP.
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
The Company has provided the alternative proved reserve estimates in this release assuming natural gas prices other than those in effect on December 31, 2006 solely for illustrative purposes to demonstrate hypothetically the effect that year end economic conditions have on the Company’s proved reserve estimates. The natural gas price used in one of these alternative presentations was selected by management based upon a review of the twelve month average forward trading prices on the NYMEX. The United States Securities and Exchange Commission (SEC) has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under economic and operating conditions existing at the date of the report. Accordingly, the SEC guidelines may prohibit us from including these alternatively priced proved reserve estimates in filings with the SEC.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME DATA
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Total Revenues	$30,842	$25,202	$116,154	$69,403

Operating Expenses
Lease operating expense	7,550	2,995	21,877	9,931
Production taxes	946	1,119	5,993	4,053
Transportation	1,092	—	4,013	558
Depreciation, depletion and amortization	15,522	7,276	52,642	25,563
Exploration	9,880	1,528	15,058	6,867
Impairment of oil and gas properties	24,790	340	24,790	340
General and administrative	4,975	2,668	17,223	8,622
(Gain) loss on sale of assets	(23)	(66)	(23)	(235)
Other	365	—	1,709	512

Operating Income (loss)	(34,255)	9,342	(27,128)	13,192

Other income (expense)
Interest expense	(3,139)	(1,140)	(7,845)	(2,359)
Gain (loss) on derivatives not qualifying for hedge accounting	3,517	5,056	38,128	(37,680)
Loss on early extinguishment of debt	(612)	—	(612)	—
Gain on litigation judgement	—	—	—	—
	(234)	3,916	29,671	(40,039)

Income (loss) from continuing operations before income taxes	(34,489)	13,258	2,543	(26,847)
Income tax (expense) benefit	12,057	(4,638)	(904)	9,397
Income (loss) from continuing operations	(22,432)	8,620	1,639	(17,450)

Discontinued operations including gain on sale of assets, net of tax	—	—	—	—
Net income (loss)	(22,432)	8,620	1,639	(17,450)
Preferred stock dividends	1,512	281	6,016	755
Preferred stock redemption premium	—	—	1,545	—

Net income (loss) applicable to common stock	$(23,944)	$8,339	$(5,922)	$(18,205)

Net income (loss) per common share
Basic	$(0.96)	$0.34	$(0.24)	$(0.78)

Diluted	$(0.96)	$0.33	$(0.24)	$(0.78)

Weighted average shares basic	25,016	24,793	24,948	23,333

Weighted average shares diluted	25,406	25,537	25,412	23,333

GOODRICH PETROLEUM CORPORATION
(In Thousands, Except Per Share Amounts)
Selected Cash Flow Data (In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Calculation of EBITDAX

Revenue	30,842	25,502	116,154	69,403
Lease operating expense	(7,550)	(2,995)	(21,877)	(9,931)
Production taxes	(946)	(1,119)	(5,993)	(4,053)
Transportation	(1,092)	(300)	(4,013)	(558)
G&A — cash portion only	(2,897)	(2,333)	(11,261)	(7,238)
Other operating expenses	(365)	—	(1,709)	(512)

EBITDAX	17,992	18,755	71,301	47,111

Reconciliation of EBITDAX to Net Cash Provided by Operating Activities:

EBITDAX	17,992	18,755	71,301	47,111
Exploration	(9,880)	(1,528)	(15,058)	(6,867)
Prospect amortization	1,579	1,143	5,488	3,344
Dry hole costs	7,906	2	7,926	2,014
Interest expense	(3,139)	(1,155)	(7,845)	(2,359)
Realized gain (loss) on derivatives not qualifying for hedge accounting	(298)	(8,596)	(2,057)	(10,720)
Other non-cash items	20	(202)	476	(156)
Net changes in working capital	1,310	(6,106)	4,902	13,195

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net cash provided by operating activities (GAAP)	15,490	2,313	65,133	45,562

Reconciliation of Discretionary Cash Flow to Net Cash Provided by Operating Activities:
Discretionary cash flow	14,180	8,419	60,231	32,367
Net changes in working capital	1,310	(6,106)	4,902	13,195
Net cash provided by operating activities (GAAP)	15,490	2,313	65,133	45,562

Reconciliation of Adjusted Operating Income to Operating Income
Adjusted Operating Income	519	10,018	11,550	16,929
Non Cash Charges:
Dry Hole Costs	7,906	2	7,926	2,014
Impairment of Oil and Gas Properties	24,790	340	24,790	340
Non cash G&A expense	2,078	319	5,962	1,383
Operating Income (GAAP)	(34,255)	9,357	(27,128)	13,192
GOODRICH PETROLEUM CORPORATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Selected Operating Data

Production
Natural gas (MMcf)	3,578	2,143	13,001	6,237

Oil and condensate (MBbls)	118	83	474	408

Total (Mmcfe)	4,285	2,646	15,843	8,686

Average sales price per unit:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Natural gas (per Mcf)	$6.54	$10.57	$6.66	$8.62
Oil (per Bbl)	57.42	29.91	57.12	29.91
Natural gas and oil (Mcfe)	7.04	9.50	7.18	7.88

Expenses per Mcfe
Lease operating expense	$1.76	$1.13	$1.38	$1.14
DD&A	3.62	2.75	3.32	2.94
Exploration	2.31	0.58	0.95	0.79